Exhibit 10.9

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”), dated as of December 1, 2005, is by and among PNC BANK, NATIONAL ASSOCIATION, as agent (in such capacity, together with its successors and assigns, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), ORIX FINANCE CORP., as agent (in such capacity, together with its successors and assigns, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below), INSIGHT EQUITY A.P. X, LP, a Texas limited partnership (the “Borrower”), and each of the other Loan Parties (as defined below) party hereto.

Recitals:

A.            The Borrower, the other Loan Parties, the First Priority Representative and certain financial institutions (including PNC Bank, National Association in its capacity as a lender; together with their respective successors and assigns, the “First Priority Lenders”) are parties to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 1, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Existing First Priority Agreement”), pursuant to which such financial institutions have made and agreed to make loans, and have extended and agreed to extend other financial accommodations, to the Borrower and/or the other Loan Parties; and

B.            The Borrower, the other Loan Parties, the Second Priority Representative and certain financial institutions (including ORIX Finance Corp. in its capacity as a lender; together with their respective successors and assigns, the “Second Priority Lenders”) are parties to that certain Loan and Security Agreement dated as of December 1, 2005 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Existing Second Priority Agreement”), pursuant to which such financial institutions have agreed to make term loans to the Borrower; and

C.            The Borrower and the other Loan Parties have granted to the First Priority Representative security interests and liens in the Common Collateral as security for the payment and performance of the First Priority Obligations; and

D.            The Borrower and the other Loan Parties may not grant additional Liens in the Common Collateral without the written consent of the First Priority Representative and the First Priority Lenders; and

E.             The Borrower and the other Loan Parties propose to grant to the Second Priority Representative junior and subordinate Liens in the Common Collateral as security for the payment and performance of the Second Priority Obligations; and

F.             The First Priority Representative and the First Priority Lenders have agreed, pursuant to the Existing First Priority Agreement, to permit the grant of such junior and subordinate Liens on the terms and conditions of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence, receipt and sufficiency of which are expressly recognized by all of the parties hereto, the parties hereto hereby agree as follows:

Section 1.               Definitions.

The following terms, as used herein, shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended from time to time.

“Cash Management Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Priority Secured Party (or any of its affiliates) in respect of treasury management arrangements, depositary or other cash management services.

“Common Collateral” means all assets or property or interests therein, of any kind or nature, that are both First Priority Collateral and Second Priority Collateral.

“Comparable Second Lien Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a Lien in the same Common Collateral, granted by the same Loan Party, as applicable.

“Enforcement Action” means (a) the exercise of any right or remedy with respect to any Common Collateral, whether under any First Priority Security Document, any Second Priority Security Document or any applicable law, or the commencement or prosecution of any such right or remedy, (b) the initiation or continuation of any action or proceeding with respect to any Common Collateral or any of the foregoing, or (c) any consensual action taken in lieu of any Enforcement Action referred to in clause (a) or clause (b) preceding (including, without limitation, any deed, assignment or transfer in lieu of foreclosure).

“Existing First Priority Agreement” has the meaning set forth in Recital A of this Agreement.

“Existing Second Priority Agreement” has the meaning set forth in Recital B of this Agreement.

“First Priority Agreement” means (a) the Existing First Priority Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement or any other agreement or instrument referred to in this clause (b) (provided that, if any such agreement or instrument creating such extension, replacement, refinancing or refund were structured in the form of an amendment to a First Priority Agreement, such agreement or instrument shall be subject to the requirements of Section 6.1(b)) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder.  Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

“First Priority Collateral” means all assets or property or interests therein, of any kind or nature, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.

“First Priority Documents” means the First Priority Agreement and each First Priority Security Document.

“First Priority Lenders” means the “Lenders” as defined in the First Priority Agreement, and any other Persons that are designated under the First Priority Agreement as the “First Priority Lenders” for purposes of this Agreement.

“First Priority Lien” means a Lien on any Common Collateral or any portion thereof in favor of the First Priority Representative or another First Priority Secured Party securing the First Priority Obligations or any portion thereof.

“First Priority Obligations” means (a) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all loans made pursuant to, and all other indebtedness under, the First Priority Agreement (or any predecessor credit agreement thereto), (b) all reimbursement obligations (if any) and interest thereon (including, without limitation, any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement (or any predecessor credit agreement thereto), (c) all Hedging Obligations of any Loan Party, (d) all Cash Management Obligations of any Loan Party, (e) all fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding, and (f) all other “Obligations” as defined in the First Priority Agreement; provided, however, that the aggregate principal amount of the loans and reimbursement obligations with respect to letters of credit that constitute a part of the First Priority Obligations shall not, as of any date of determination, exceed the remainder of (i) $43,725,424, minus (ii) the aggregate amount of principal payments made with respect to the term loans under the First Priority Agreement, minus (iii) the aggregate amount of any consensual and permanent reductions (if any) of the revolving commitment under the First Priority Agreement.  To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, trustee, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full, (b) all commitments to extend credit under the First Priority Documents have been terminated, and (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased to the satisfaction of the First Priority Representative in accordance with any, if any, express terms of the First Priority Documents).

“First Priority Representative” has the meaning set forth in the introductory paragraph hereof.

“First Priority Secured Parties” means the First Priority Representative and the holders of the First Priority Obligations.

“First Priority Security Documents” means the “Security Documents” as defined in the First Priority Agreement, and any other agreement, document or instrument that secures any First Priority Obligations.

“Hedge Agreement” has the meaning set forth in the First Priority Agreement.

“Hedging Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Priority Secured Party (or any of its affiliates) in respect of any Hedge Agreement.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset or property or interest therein, of any kind or nature, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, property or interest, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, property or interest, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means the Borrower and each direct or indirect subsidiary, affiliate or shareholder (or equivalent) of the Borrower or any of its subsidiaries or affiliates that is now or hereafter becomes a party to any First Priority Document or Second Priority Document.

“Material Event of Default” means an “Event of Default” as defined in the Second Priority Agreement which consists of either (a) an Insolvency Proceeding with respect to the Borrower or another Loan Party, (b) a payment default, (c) a default under any financial covenant, or (d) a nonpayment default which the Second Priority Representative reasonably and in good faith determines is material, and in either case which “Event of Default” continues in existence (without cure or waiver, including any automatic waiver pursuant to Section 6.1(c) hereof) after the end of the Standstill Period with respect thereto.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity or party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement in fees or expenses that accrues after the commencement of any Insolvency Proceeding (or that would accrue but for such commencement), whether or not allowed or allowable in any such Insolvency Proceeding.

“Second Priority Agreement” means (a) the Existing Second Priority Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement or any other agreement or instrument referred to in this clause (b).  Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.

“Second Priority Collateral” means all assets or property or interests therein, of any kind or nature, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.

“Second Priority Documents” means the Second Priority Agreement and each Second Priority Security Document.

“Second Priority Lenders” means the “Lenders” as defined in the Second Priority Agreement, and any other Persons that are designated under the Second Priority Agreement as the “Second Priority Lenders” for purposes of this Agreement.

“Second Priority Lien” means a Lien on any Common Collateral or any portion thereof in favor of the Second Priority Representative or another Second Priority Secured Party securing the Second Priority Obligations or any portion thereof.

“Second Priority Obligations” means (a) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all loans made pursuant to, and all other indebtedness under, the Second Priority Agreement, and (b) all fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.  To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, trustee, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Obligations Payment Date” means the first date on which (a) the Second Priority Obligations have been indefeasibly paid in cash in full, (b) all commitments to extend credit under the Second Priority Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Second Priority Documents, (d) all Liens securing the Second Priority Obligations or any portion thereof shall have been fully released and appropriate evidence of such release shall have been duly filed or recorded, as applicable, and (e) the Second Priority Representative has delivered a written notice to the First Priority Representative stating that the events described in clauses (a), (b), (c) and (d) preceding have occurred to the satisfaction of the Second Priority Secured Parties, and, in response thereto, the First Priority Representative shall have confirmed that the events described in clauses (a), (b), (c) and (d) preceding have occurred to its satisfaction and shall have delivered a written notice thereof to the Second Priority Representative and the Borrower.

“Second Priority Representative” has the meaning set forth in the introductory paragraph hereof.

“Second Priority Secured Party” means the Second Priority Representative and the holders of the Second Priority Obligations.

“Second Priority Security Documents” means the “Security Documents” as defined in the Second Priority Agreement, and any other agreement, document or instrument that secures any Second Priority Obligation.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“Standstill Period” means, with respect to each Material Event of Default under the Second Priority Agreement and subject to the succeeding proviso, the period of 135 consecutive days commencing on the initial date upon which the Second Priority Representative has notified each of the Borrower and the First Priority Representative of the existence of such Material Event of Default for purposes of this Agreement; provided, however, that, so long as the First Priority Representative has commenced and is diligently pursuing and continues to diligently pursue Enforcement Action(s) with respect to all or any material portion of the Common Collateral, the Standstill Period shall continue beyond the end of such 135 days; provided further, however, that in no event shall the Standstill Period exceed 360 consecutive days.

“Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice of indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of Texas and/or other applicable jurisdiction(s).

Section 2.               Lien Priorities.

2.1           Subordination of Liens, etc.

(a)           Any and all Liens now existing or hereafter created or arising in favor of any Second Priority Secured Party securing any Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior and subordinate in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of any First Priority Secured Party securing any First Priority Obligation, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statement or other security interest, assignment, pledge, deed, mortgage or other lien, charge or encumbrance or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever, and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any First Priority Obligation are (A) subordinated to any Lien securing any indebtedness or obligation of any Loan Party other than the Second Priority Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b)           No Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including, without limitation, any Insolvency Proceeding) or pursuant to any other action, the validity, extent, perfection, priority or enforceability of any of the First Priority Documents or any Lien in the Common Collateral granted (or purported to be granted) to any First Priority Secured Party.  Notwithstanding any failure by any First Priority Secured Party to perfect any Lien in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of any Lien in the Common Collateral granted to any First Priority Secured Party, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2           Nature of First Priority Obligations.  The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that a portion of the First Priority Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be amended, extended, supplemented or otherwise modified from time to time, and that the aggregate amount of the First Priority Obligations may be increased, renewed, restated, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof (except as otherwise expressly stated in Section 6.1(b)).  The Lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, extension, supplement, modification, repayment, reborrowing, increase, renewal, restatement, replacement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.

2.3           Agreements regarding Actions to Perfect Liens.

(a)           The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form satisfactory to the First Priority Representative.

(b)           The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed against real property or interests therein in favor of or for the benefit of the Second Priority Representative shall be in form satisfactory to the First Priority Representative and shall contain the following notation:  “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to PNC Bank, National Association (whether individually or in its capacity as agent for lenders or other financial institutions), and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of December 1, 2005 among PNC Bank, National Association, as agent for various first priority secured parties, ORIX Finance Corp., as agent for various second priority secured parties, Insight Equity A.P. X, LP and its various subsidiaries and affiliates, as amended, supplemented, restated or otherwise modified from time to time.”

(c)           The First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral.  Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that, subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (i) deliver to the Second Priority Representative, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4           No New Liens.  Until the First Priority Obligations Payment Date has occurred, no Loan Party shall grant to any Second Priority Secured Party, and no Second Priority Secured Party shall acquire or hold, any Lien on any assets or property or interests therein, of any kind or nature, of any Loan Party other than the Common Collateral without the prior written consent of First Priority Representative and “Required Lenders” as defined in the First Priority Agreement; provided, however, that the Loan Parties may grant, and the Second Priority Representative may acquire and hold (for the benefit of the Secured Priority Secured Parties), Liens on First Priority Collateral (which such First Priority Collateral, as a result of the granting or acquisition of such Liens, shall become Common Collateral), provided that such Liens shall be junior and subordinate to those of the First Priority Secured Parties as provided in, and shall otherwise be subject to the terms and provisions of, this Agreement.  So long as the First Priority Obligations Payment Date has not occurred, the parties hereto agree that if, notwithstanding the preceding sentence, any Second Priority Secured Party shall acquire or hold any Lien on any assets or properties or interests, of any kind or nature, of any Loan Party securing any Second Priority Obligation which assets or properties or interests are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative, will, without the need for any further consent of any other Second Priority Secured Party and notwithstanding anything to the contrary in any other Second Priority Document, either (a) release such Lien or (b) assign it to the First Priority Representative as security for the First Priority Obligations (in which case the Second Priority Representative may retain a junior and subordinate Lien on such assets or properties or interests subject to the terms hereof).

Section 3.               Enforcement Rights.

3.1           Exclusive Enforcement.  Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action, without any consultation with or consent of any Second Priority Secured Party, but subject to the proviso set forth in Section 5.1; provided, however, that such right shall not be exclusive, and the Second Priority Secured Parties may also take and continue any Enforcement Action, if and to the extent expressly so stated in and permitted by the provisos set forth in the last paragraph of Section 3.2.  Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion.

3.2           Standstill and Waivers.  The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that (subject to the provisos set forth in the last paragraph of this Section 3.2 and in Section 5.1), until the First Priority Obligations Payment Date has occurred, it will not, and will not permit any Second Priority Secured Party to:

(a)           take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties

with respect to any of the Common Collateral; provided, however, that this clause (a) shall not be construed to prohibit any Second Priority Secured Party from taking actions to continue the perfection of its Liens against Common Collateral, which Liens shall be junior and subordinate to those of the First Priority Secured Parties as provided in this Agreement;

(b)           oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including, without limitation, the filing of an Insolvency Proceeding) or otherwise, any Enforcement Action by the First Priority Representative or any other First Priority Secured Party;

(c)           have any right to (i) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right, remedy or power is exercised or not exercised (or, to the extent they may have any such right, remedy or power described in this clause (c), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right, remedy or power);

(d)           institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding, any claim against the First Priority Representative or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the First Priority Representatives nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Representative or any other First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;

(e)           make any judicial or non-judicial claim or demand with respect to, commence any judicial or non-judicial actions or proceedings (including, without limitation, foreclosure proceedings) with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, any Common Collateral; or

(f)            seek, and it and they hereby waive any right, to have the Common Collateral or any party thereof marshaled upon any foreclosure or other disposition of the Common Collateral;

provided, however, that, upon the occurrence and during the continuance of a Material Event of Default under the Second Priority Documents and after the expiration of the Standstill Period with respect to such Material Event of Default, the Second Priority Secured Parties shall have the right to take and continue any Enforcement Action or other action or proceeding referred to in this Section 3.2 that is permitted by the Second

Priority Documents, in each case subject to the remaining terms and provisions of this Agreement; provided, further, however, that all proceeds in any way received by or in any way payable as a result of or in connection with any such Enforcement Action or other action or proceeding referred to in this Section 3.2 taken by or on behalf of any Second Priority Secured Party shall be applied in accordance with Section 4.1.  Notwithstanding the foregoing, nothing contained in this Section 3.2 shall prohibit any Second Priority Secured Party, at any time after the occurrence of a Material Event of Default, from (i) filing suit against any Loan Party for the purpose of obtaining a judgment with respect to any Second Priority Obligations or obtaining such a judgment, or (ii) subject to all of the terms and provisions (including limitations and restrictions) contained elsewhere in this Agreement, participating in any Insolvency Proceeding once the same has been commenced (including, without limitation, filing any proof of claim in connection therewith).

3.3           Judgment Creditors.  In the event that any Second Priority Secured Party becomes a judgment lien creditor in respect of any Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as the Liens securing the Second Priority Obligations created pursuant to the Second Priority Security Documents are subject to this Agreement.

3.4           Cooperation.  The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.

3.5           No Additional Rights for the Loan Parties Hereunder.  Except as provided in Section 3.6, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, neither the Borrower nor any other Loan Party shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party or to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.

3.6           Actions upon Breach.

(a)           If any Second Priority Secured Party commences or participates in any Enforcement Action or other action or proceeding in violation of this Agreement, then the Borrower or such other Loan Party (as applicable) may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of the Borrower or such other Loan Party (as applicable).

(b)           Should any Second Priority Secured Party in any way take, or attempt to or threaten to take, any Enforcement Action or other action or proceeding in violation of this Agreement (including, without limitation, any attempt to realize upon or enforce any right or remedy with respect to this Agreement) or fail to take any action required by this

Agreement, any First Priority Secured Party (in its or their own name or in the name of the Borrower or any other Loan Party) or the Borrower or any other Loan Party may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the damages of the First Priority Secured Parties from the improper actions of the Second Priority Secured Parties may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Person(s) requesting such relief cannot demonstrate damage and/or be made whole by the awarding of damages.

Section 4.               Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.

4.1           Application of Proceeds; Turnover Provisions.  All proceeds of Common Collateral (including, without limitation, any interest earned thereon) resulting from the sale, collection or other disposition of, or other action with respect to, or any casualty loss or other insured loss with respect to, any Common Collateral (a) in connection with or resulting from any Enforcement Action, (b) in connection with or resulting from any action or proceeding or other matter which is in violation of this Agreement or any First Priority Document or (c) which are required, in accordance with any First Priority Document, to be paid or delivered to or for the benefit of the First Priority Representative or the other First Priority Secured Parties (unless such requirement has been waived in writing in accordance with the First Priority Agreement, in which case such proceeds shall be distributed to the Second Priority Representative for application in accordance with the Second Priority Documents), whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:  first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred, and thereafter, to the Second Priority Representative for application to the Second Priority Obligations in accordance with the Second Priority Documents.  Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Secured Parties (which authorization, being coupled with an interest, is irrevocable).

4.2           Releases of Second Priority Lien.

(a)           Upon any release, sale or disposition of Common Collateral which is either (i) permitted pursuant to the terms of the First Priority Documents or (ii) permitted or undertaken by or at the direction of, or with the consent or approval of, the First Priority Representative, the “Required Lenders” as defined in the First Priority Agreement or the First Priority Secured Parties pursuant to, in connection with or resulting from any Enforcement Action, in either case that results in the release of the First Priority Lien on any Common Collateral, the Second Priority Lien on such Common

Collateral (but not on any proceeds of such Common Collateral not required to be paid to the First Priority Secured Parties) shall be automatically and unconditionally released with no further consent or action of any Person; provided, however, that such Second Priority Lien on such Common Collateral shall not be so released (A) without the written consent of the Second Priority Representative if the First Priority Obligations Payment Date has occurred in connection with such release of the First Priority Lien thereon and such release of such Second Priority Lien is not required in order to accomplish such occurrence or (B) after the occurrence and during the continuation of a Material Event of Default except in the event of or in connection with an Enforcement Action by any First Priority Secured Party (in the case of which exception this clause (B) in this proviso shall not apply).

(b)           The Second Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Representative shall request to evidence any release of the Second Priority Lien described in Section 4.2(a).  The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3           Inspection Rights and Insurance.

(a)           Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to (other than any notice that may be required by the Uniform Commercial Code), the involvement of (other than any involvement that may be required by the Uniform Commercial Code) or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.

(b)           Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party; (ii) to adjust or settle any insurance policy or claim covering the Common Collateral or business interruption in the event of any loss or claim thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral; provided, however, that the Second Priority Representative may be named as additional insured and loss payee under such insurance policies if (but only if), in connection with being so named, its right to receive any insurance payments in any way attributable to or with respect to any Common Collateral is expressly junior and subordinate to the right of the First Priority Representative to receive and retain the same pursuant to an agreement in form and substance satisfactory to the First Priority Representative.

(c)           In the event that any insurance proceeds are payable with respect to any Common Collateral, the insurance companies from whom insurance proceeds are payable are hereby directed by the Loan Parties, the First Priority Representative and the Second Priority Representative to make and deliver payment for such loss to the First Priority Representative until the First Priority Obligations Payment Date has occurred, or to the Second Priority Representative after the First Priority Obligations Payment Date has occurred and before the Second Priority Obligations Payment Date has occurred, and in each case not to such Person and any Loan Party jointly.  If any insurance losses are paid by check, draft or other instrument payable jointly, each Loan Party and the Second Priority Representative hereby appoints the First Priority Representative or its designee, at all times until the First Priority Obligations Payment Date has occurred, as attorney-in-fact for such Loan Party and the Second Priority Representative with the power to endorse such Loan Party’s and the Second Priority Representative’s name thereon and to do such other things as the First Priority Representative may deem advisable to reduce the same to cash, and each Loan Party hereby appoints the Secured Priority Representative or its designee, at all times after the First Priority Obligations Payment Date has occurred and before the Second Priority Obligations Payment Date has occurred, as attorney-in-fact for such Loan Party with the power to endorse such Loan Party’s name thereon and to do such other things as the Second Priority Representative may deem advisable to reduce the same to cash.  Each of the parties hereto agrees to use all reasonable efforts to cause the applicable insurance companies to comply with the provisions of this Section 4.3(c).

4.4           Purchase Right.  Upon the acceleration of the maturity of the First Priority Obligations by the First Priority Representative, the Second Priority Secured Parties will have the right, exercisable during the period of time (and only during the period of time) not to exceed 10 business days after such acceleration and demand and written notice thereof has been given by the First Priority Representative to the Second Priority Representative or by the Second Priority Representative to the First Priority Representative, to (a) purchase in cash (payable in immediately available funds) from the First Priority Secured Parties all, but not less than all, of the First Priority Obligations at the purchase price equal to the sum of (i) the aggregate principal amount of all outstanding First Priority Obligations, plus (ii) the aggregate amount of all accrued and unpaid interest thereon, plus (iii) the amount of all prepayment penalties payable with respect thereto, plus (iv) the aggregate amount of all fees, costs, expenses or other amounts payable or reimbursable pursuant to the First Priority Documents (other than Unasserted Contingent Obligations), (b) replace (and thereby cancel) all letters of credit issued and outstanding under the First Priority Documents with letters of credit acceptable to the Borrower, and (c) assume all obligations of the First Priority Representative and the other First Priority Secured Parties under the First Priority Documents.  Such purchase, replacement and assumption shall be effectuated pursuant to agreements satisfactory in form and substance to the First Priority Representative; provided, however, that the Second Priority Secured Parties will not have any right pursuant to this Section 4.4 unless each of the matters referred to in clause (a), clause (b) and clause (c) preceding occurs within such period.

Section 5.               Insolvency Proceedings.

5.1           Filing of Motions.  Until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that no Second Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the First Priority Representative (including the validity and enforceability thereof) or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Representative may file a proof of claim in an Insolvency Proceeding and may vote such claim in the context of a plan of reorganization in such Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative imposed hereby; provided, however, that the Second Priority Representative may file a proof of claim in an Insolvency Proceeding and may vote such claim in the context of a plan of reorganization in such Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative imposed hereby, and the Second Priority Representative may file a motion pursuant to Section 506(b) of the Bankruptcy Code.

5.2           Financing Matters.  If the Borrower or any other Loan Party becomes subject to any Insolvency Proceeding, and if the First Priority Representative or one or more of the other First Priority Secured Parties desire to consent to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code (“DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (a) subject to the proviso below, will be deemed to have consented to, and will raise no object to and will not support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b)will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 5.4 below, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (i) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement) and (ii) to any adequate protection provided to the First Priority Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice; provided, however, that the Second Priority Secured Parties will not be deemed to have consented to any DIP Financing unless (A) the sum of the aggregate principal amount of such DIP Financing plus the aggregate outstanding principal amount of the loans advanced under the First Priority Agreement and the other First Priority Documents plus any undrawn portion of revolving commitments pursuant to the First Priority Agreement plus the aggregate face amount of any letters of credit issued and not reimbursed under the First Priority Agreement does not exceed the Maximum First Priority Obligations Principal Loan Amount (as

defined in Section 6.l(b)(i) below) and (B) such DIP Financing is on commercially reasonable terms.

5.3           Relief from the Automatic Stay.  The Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.

5.4           Adequate Protection.  The Second Lien Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them shall object to or contest, or support any other Person in objecting to or contesting, (a) any request by the First Priority Representative or any other First Priority Secured Parties for adequate protection or (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.  Notwithstanding anything contained in this Section and in Section 5.2, in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superiority claims in connection with any DIP Financing or use of cash collateral, then the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may seek or accept adequate protection in the form of the following, but may not seek or accept adequate protection in any other form:  (A) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to Liens securing the First Priority Obligations under this Agreement, (B) superiority claims junior and subordinate in all respects to the superpriority claims granted to the First Priority Secured Parties, and (C) in the event (but only in the event) that the First Priority Secured Parties consent to the receipt of adequate protection payments by the Second Priority Secured Parties, adequate protection payments, and (ii) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the Liens securing the First Priority Obligations under this Agreement.

5.5           Avoidance Issues.  If any First Priority Secured Party is required, in any Insolvency Proceeding or otherwise, to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such payment was avoided or ordered to be paid or disgorged for any reason, including, without limitation, because it was found to be a fraudulent or preferential transfer, any amount, money, property or other thing of value (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if the payment that was the subject of such Recovery had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in fill force and effect as if such termination had never occurred, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the duties or obligations, or rights or remedies, of the parties hereto.  The Second Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution made on account of the First Priority Obligations or allocation made to any First Priority Secured Party in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to any Second Priority Secured Party shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6           Asset Dispositions in an Insolvency Proceeding.  Neither the Second Priority Representative nor any other Second Priority Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets or property or interests therein of the Borrower or any other Loan Party that is supported by the First Priority Representative and/or the First Priority Secured Parties, and the Second Priority Representative and each other Second Priority Secured Party will be deemed to have (a) consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale or disposition supported by the First Priority Representative and/or the First Priority Secured Parties and (b) released their Liens in such assets or property or interests.  However, nothing herein shall restrict the ability of the Second Priority Representative or any other Second Priority Secured Party, in an Insolvency Proceeding, from bidding on the sale or disposition of any assets or interests therein of the Borrower or any other Loan Party.

5.7           Separate Grants of Security and Separate Classification.  Each Second Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the First Priority Secured Parties and the Second Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts accrued or owing (or that would be accrued or owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority

Secured Parties, with the Second Priority Secured Parties hereby acknowledging and agreeing to turn over to the First Priority Representative, for the benefit of the First Priority Secured Parties, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this Section, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.  However, nothing herein shall entitle the First Priority Representative to receive any amount paid to the Second Priority Secured Parties by any Loan Party on account of the unsecured claim, if any, of the Second Priority Secured Parties if and to the extent (but only if and to the extent) such payment is from sources other than proceeds of collateral in which the First Priority Representative has a Lien.

5.8           No Waivers of Rights of First Priority Secured Parties.  Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting, in any Insolvency Proceeding or otherwise, to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.

5.9           Plan of Reorganization.  No Second Priority Secured Party shall support or vote in favor of any plan of reorganization as a secured creditor (and each shall be deemed to have voted to reject any plan of reorganization), unless such plan (a) pays off, in cash in full, all First Priority Obligations, (b) is accepted by the class of holders of First Priority Obligations voting thereon and is supported by the First Priority Representative or (c) incorporates this Agreement by reference and continues the rights and priorities of the First Priority Secured Parties and the Second Priority Secured Parties in the Common Collateral subsequent to the effective date of such plan; provided, however, that nothing herein shall prohibit or impair any Second Priority Secured Party from supporting or voting in favor of any plan of reorganization as an unsecured creditor.

5.10         Other Matters.  To the extent that the Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, not to assert any of such rights without the prior written consent of the First Priority Representative; provided that, if requested by the First Priority Representative, the Second Priority Representative shall timely exercise such rights in the manner requested by the First Priority Representative, including any rights to payment in respect of such rights.

5.11         Effectiveness in Insolvency Proceedings.  This Agreement shall be effective both before and after the commencement of an Insolvency Proceeding.  All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

5.12         Rights as Unsecured Creditors.  Except as otherwise provided in this Agreement, each Second Priority Secured Party retains and may exercise any rights and remedies that it may have as an unsecured creditor in any Insolvency Proceeding or otherwise.

Section 6.               Second Priority Documents and First Priority Documents.

6.1           Amendments, etc.

(a)           Each Loan Party and the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment, supplement, restatement or other modification of or to any of the Second Priority Documents which is inconsistent with or in violation of this Agreement.  In addition to and without limiting the generality of the foregoing, neither any Loan Party nor any Second Priority Secured Party shall, without the prior written consent of the First Priority Representative and the “Required Lenders” as defined in the First Priority Agreement, amend, supplement, restate or otherwise modify any Second Priority Document (or agree or attempt to do so) which would in any way do any of the following:

(i)            increase the aggregate outstanding principal amount of the loans under the Second Priority Agreement to an amount that is greater than the remainder of (A) $31,500,000 minus (B) the aggregate amount of principal payments made with respect to the loans under the Second Priority Agreement;
(ii)           increase the interest rate margin applicable to loans under the Second Priority Agreement by more than 3.00% per annum (excluding increases resulting from the accrual of interest at a default rate) (which interest rate margin is, as of the date of this Agreement and under the Existing Second Priority Agreement, 6.50%), increase the base interest rate applicable to loans under the Second Priority Agreement to in excess of the greater of the “Eurodollar Rate” as defined in the Second Priority Agreement as of the date of this Agreement or 3.50% per annum or increase the default rate of interest applicable to any Second Priority Obligations;
(iii)          increase the fees (no matter how characterized) payable to the Second Priority Representative or any other Second Priority Secured Party as compared to the fees payable in accordance with the Existing Second Priority Agreement as of the date of this Agreement;
(iv)          modify, to an earlier date, the scheduled maturity date of the loans under the Second Priority Agreement (which maturity date is, as of the date of this Agreement, December 1, 2011);
(v)           modify (or have the effect of a modification to) the amortization schedule for any of the loans under the Second Priority Agreement to require the earlier payment of any amount of such loans;
(vi)          modify (or have the effect of a modification to) the definition of the term “Event of Default” under the Second Priority Agreement in a manner adverse to the Loan Parties;

(vii)         modify (or have the effect of a modification to) any prepayment, redemption or defeasance provision of any Second Priority Document;
(viii)        modify, to an earlier date, any date upon which principal or accrued interest is payable with respect to any of the Second Priority Obligations under any of the Second Priority Documents;
(ix)           make any financial covenant set forth in Section 6.5, 6.6 or 6.12 of the Existing Second Priority Agreement (or the analogous section of any subsequent Second Priority Agreement), or any other covenant under any Second Priority Document, more restrictive to the Borrower or any other Loan Party;
(x)            modify any provision of any Second Priority Document to obtain any collateral or security or guaranty for the payment of performance of any of the Second Priority Obligations (other than the Common Collateral and the guaranties provided pursuant to the Existing Second Priority Agreement); provided, however, that the Loan Parties and Second Priority Secured Parties may modify the Second Priority Documents to grant and acquire and hold Liens to the extent expressly permitted by Section 2.4; or
(xi)           increase the obligations of the Borrower or any other Loan Party or confer any additional rights on the Second Priority Representative or any other Second Priority Secured Party which could, in any manner, either individually or in the aggregate, adversely affect the First Priority Representative or any other First Priority Secured Party.

(b)           Each Loan Party and the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment, supplement, restatement or other modification of or to any of the First Priority Documents which is inconsistent with or in violation of this Agreement.  In addition to and without limiting the generality of the foregoing, neither any Loan Party or any First Priority Secured Party shall, without the prior written consent of the Second Priority Representative and the “Required Lenders” as defined in the Second Priority Agreement, amend, supplement, restate or otherwise modify any First Priority Document (or agree or attempt to do so) which would in any way do any of the following:

(i)            increase (A) the sum of (1) the aggregate outstanding principal amount of the loans under the First Priority Agreement, plus (2) the aggregate face amount of any letters of credit issued and outstanding but not reimbursed under the First Priority Agreement, plus (3) the aggregate amount of any undrawn portion of the revolving commitment under the First Priority Agreement, to an amount that is greater than (B) the remainder of (1) $43,725,424, minus (2) the aggregate amount of principal payments made with respect to the term loans under the First Priority Agreement, minus (3) the aggregate amount of any consensual and permanent reductions (if any) of the revolving commitment under the First Priority Agreement (which remainder is called the “Maximum First Priority Obligations Principal Loan Amount”);

(ii)           increase the interest rate margin applicable to the “Loans” as defined in the First Priority Agreement by more than 3.00% per annum (excluding increases resulting from the accrual of interest at a default rate) (which interest rate margin is, as of the date of this Agreement and under the Existing First Priority Agreement, with respect to “Revolving Advances,” zero percent with respect to “Domestic Rate Loans” and 2.50% with respect to “Eurodollar Rate Loans” and, with respect to “Term Loans”, 0.50% with respect to Domestic Rate Loans and 3.50% with respect to Eurodollar Rate Loans);
(iii)          extend the scheduled maturity date of the “Loans” as defined in the First Priority Agreement beyond July 18, 2011;
(iv)          obligate or permit the First Priority Representative or the First Priority Secured Parties to release any Lien on any Common Collateral other than to the extent permitted to be released without the consent of all First Priority Secured Parties under the First Priority Documents as in effect on the date of this Agreement;
(v)           modify (or have the effect of a modification to) the mandatory prepayment provisions of the First Priority Documents in a manner adverse to the Second Priority Secured Parties;
(vi)          modify, to an earlier date, any date upon which principal or accrued interest is payable with respect to the First Priority Obligations under the First Priority Documents; or
(vii)         make any financial covenant set forth in Section 6.5, 6.6 or 6.12 of the Existing First Priority Agreement (or the analogous section of any subsequent First Priority Agreement) more restrictive to the Borrower or any other Loan Party.

(c)           In the event the First Priority Representative enters into any amendment, modification, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights or remedies of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provisions of the Comparable Second Lien Security Document without the consent of or action by any Second Priority Secured Party (with all such amendments, modifications, waivers and consents subject to the terms hereof); provided that (other than with respect to amendments, modifications, waivers or consents that secure additional extensions of credit and add additional secured creditors and do not violate the provisions of the Second Priority Agreements), (i) no such amendment, modification, waiver or consent shall have the effect of removing or releasing assets subject to the Lien of any Second Priority Security Document, except to the extent that a removal or release thereof is permitted by Section 4.2, (ii) any such amendment, modification, waiver or consent that could reasonably be expected to adversely affect the rights of the Second Priority Secured Parties and does not affect the rights of the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative, (iii) no such amendment, modification, waiver or consent shall have the effect of imposing additional duties or obligations on the Second Priority Representative or any other Second Priority Secured Party without its or their prior consent; (iv) no such amendment, modification, waiver or consent shall have the effect of permitting additional Liens on the Common Collateral which are not permitted under the Existing First Priority Agreement; and (v) notice of such amendment, modification, waiver or consent shall be given to the Second Priority Representative no later than 15 business days after its effectiveness.

6.2           Prepayments of the Second Priority Obligations.  Until the First Priority Obligations Payment Date has occurred, the Borrower and the other Loan Parties shall not prepay, prior to the regularly scheduled due date for the payment thereof as set forth in the Second Priority Agreement (without amendment, supplement, restatement or other modification except as may be expressly permitted by Section 6(a)), any of the principal of, or any accrued interest on, the “Term Loans B” as defined in the First Priority Agreement, and neither the Second Priority Representative nor any other Second Priority Secured Party shall receive, accept or retain any such prepayment, whether such prepayment is voluntary or mandatory under the terms of the Second Priority Documents, without the prior written consent of the First Priority Representative and the “Required Lenders” as defined in the First Priority Agreement; provided, however, that, (a) after payment in full of all principal of and accrued interest on the “Term Loans” as defined in the First Priority Agreement, such prepayment may be made by the Borrower, and may be received, accepted and retained by the Second Priority Representative and the other Second Priority Secured Parties, from the proceeds of a “Public Offering” as defined in the Existing First Priority Agreement and (b) if the First Priority Representative and the “Required Lenders” as defined in the First Priority Agreement waive in writing their right to receive, accept and retain any mandatory or voluntary prepayment that would otherwise be applied to the First Priority Obligations, such prepayment may be made by the Borrower to, and may be received, accepted and retained by, the Second Priority Representative and the other Second Priority Secured Parties if and to the extent that such a prepayment is required to be applied to the Second Priority Obligations in accordance with the Second Priority Documents in effect as of the date of this Agreement.

Section 7.               Reliance; Waivers, etc.

7.1           Reliance.  The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the First Priority Secured Parties.  The Second Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The First Priority Representative, on behalf of itself and the First Priority Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the Second Priority Secured Parties.

7.2           No Warranties or Liability.  The Second Priority Representative acknowledges and agrees that the First Priority Representative has not made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document.  Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3           No Waivers.  No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

7.4           No Fiduciary Relationship.  Each of the First Priority Secured Parties and the Second Priority Secured Parties agrees that there does not exist any fiduciary, agency or similar relationship between any First Priority Secured Party and any Second Priority Secured Party.  Except as may be expressly set forth in this Agreement, the First Priority Representative shall not have any duty or obligation to the Second Priority Representative or any other Second Priority Secured Party.

7.5           Discretionary Consents or Approvals.  Unless otherwise expressly provided herein, if and to the extent that any matter referred to herein is subject to or permitted with the approval or consent of any Person, such Person shall be permitted to withhold or provide such approval or consent in its sole discretion.

Section 8.               Obligations Unconditional.

8.1           First Priority Obligations Unconditional.  All rights and interests of the First Priority Secured Parties under this Agreement, and all agreements, duties and obligations of the Second Priority Secured Parties, the Borrower and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any First Priority Document;

(b)           except as may be expressly prohibited by this Agreement, any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, supplement, waiver, consent or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;

(c)           prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any Lien in any Common Collateral or any other collateral, or any release, amendment, supplement, waiver, consent or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or

(d)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or any of the Second Priority Secured Parties or to the extent applicable, any Loan Party in respect of this Agreement.

8.2           Second Priority Obligations Unconditional.  Except as otherwise provided in this Agreement, all rights and interests of the Second Priority Secured Parties under this Agreement, and all agreements, duties and obligations of the First Priority Secured Parties, the Borrower and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Second Priority Document;

(b)           except as may be expressly prohibited by this Agreement, any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, supplement, waiver, consent or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;

(c)           any exchange, release, voiding, avoidance or non-perfection of any Lien in any Common Collateral or any other collateral, or any release, amendment, supplement, waiver, consent or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or

(d)           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations, or any of the First Priority Secured Parties or, to the extent applicable, any Loan Party in respect of this Agreement.

Section 9.               Miscellaneous.

9.1           Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.

9.2           Continuing Nature of Provisions.  This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligations Payment Date shall have occurred or the Second Priority Obligations Payment Date shall have occurred; provided, however, that the effectiveness of this Agreement may be reinstated from time to time in accordance with Section 5.5 hereof and with the effect set forth in such Section 5.5.  This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Borrower or any other Loan Party on the basis hereof.

9.3           Amendments; Waivers.  No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative, the Second Priority Representative and each Loan Party.

9.4           Information concerning Financial Condition of the Borrower and the Other Loan Parties.  Each of the Second Priority Representative and the First Priority Representative hereby assume responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations.  The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances.  In the event the Second Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of Texas are governed by the laws of such jurisdiction.

9.6           Submission to Jurisdiction.

(a)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of (i) the State of Texas sitting in Dallas, Texas, or the U.S. for the Northern District (Dallas Division) of the State of Texas or (b) the State of New York sitting in New York, New York or the U.S. for the Southern District of the State of New York, and (with respect to any of the foregoing) any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas or New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the any First Priority Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any First Priority Documents against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)           The Borrower, each other Loan Party and the Second Priority Secured Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so (i) any objection they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement in any court referred to in Section 9.6(a) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.8.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.7           Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.8           Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.9           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.  Without limiting the generality of the foregoing, it is expressly agreed by all parties hereto that this Agreement shall be binding upon and inure to the benefit of each of the First Priority Secured Parties and the Second Priority Secured Parties (including all “Lenders”, as defined in the First Priority Agreement and the Second Priority Agreement, from time to time parties to the First Priority Agreement or the Second Priority Agreement, respectively) whether or not it is a signatory hereto.  The First Priority Representative hereby represents and warrants to the Borrower and the Second Priority Secured Parties that, in the First Priority Agreement, the First Priority Representative is

authorized and directed to execute, deliver and perform this Agreement for and on behalf of the First Priority Secured Parties and that this Agreement constitutes valid and enforceable obligations of the First Priority Secured Parties enforceable against them in accordance with the terms hereof (except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights generally), with the same effect as if this Agreement were executed by each First Priority Secured Party.  The Second Priority Representative hereby represents and warrants to the Borrower and the First Priority Secured Parties that, in the Second Priority Agreement, the Second Priority Representative is authorized and directed to execute, deliver and perform this Agreement for and on behalf of the Second Priority Secured Parties and that this Agreement constitutes valid and enforceable obligations of the Second Priority Secured Parties enforceable against them in accordance with the terms hereof (except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights generally), with the same effect as if this Agreement were executed by each Second Priority Secured Party.  All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

9.10         Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.11         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provisions in any other jurisdiction.

9.12         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective when it shall have executed by each party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PNC BANK, NATIONAL ASSOCIATION, as First Priority Representative for and on behalf of the First Priority Secured Parties

By:	/s/ John Wattinger
Name:	John Wattinger
Title:	Vice President

Address for Notices:

PNC Bank, National Association
Two Tower Center Blvd., 8th Floor
East Brunswick, N.J. 08816
Attn:  Josephine Griffin
Telephone:    (732) 220-4388
Telecopier:    (732) 220-4548
Email:  josephine.griffin@pncbusinesscredit.com

and

PNC Bank, National Association 2121 Ross Avenue, Suite 1850 Dallas, TX 75201 Attn: John Wattinger Telephone: (214) 871-1247 Telecopier: (214) 871-2015 Email: john.wattinger@pncbusinesscredit.com

and

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attn:   Lisa Pierce

Telephone:    (412) 762-6442

Telecopier:    (412) 762-8672

With a copy to:

Jenkens & Gilchrist, PC 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attn: Ronald D. Rosener, Esq. Telephone: (214) 855-4332 Telecopier: (214) 855-4300 Email: rrosener@jenkens.com

ORIX FINANCE CORP., as Second Priority Representative for and on behalf of the Second Priority Secured Parties

By:	/s/ Christopher L. Smith
Name:	Christopher L. Smith
Title:	Authorized Representative

Address for Notices:

ORIX USA Corporation

1717 Main Street, Suite 900

Dallas, Turns 75201

Attn:     Ann Erickson
Operations Manager
Corporate Finance Group

Telephone:   (214) 237-2366

Te1ecopier:  (214) 237-2352

Email:  aerickson@orix.com

with a copy to:

Patton Boggs LLP 2001 Roes Avenue, Suite 3000 Dallas, Texas 75201 Attn: Jay Baker, Esq. Telephone: (214) 758-1512 Telecopier: (214) 758-1550 Email: jbaker@pattonboggs.com

INSIGHT EQUITY A.P. X, LP

By:	Insight Equity A.P. X Company, LLC
Title:	General Partner

	By:	/s/ Ted W. Beneski
	Name:	Ted W. Beneski
	Title:	Chairman of the Board

INSIGHT EQUITY A.P. X ASIA, LLC

By:	/s/ Ted W. Beneski
Name:	Ted W. Beneski
Title:	Chairman of the Board

PT. VISION-EASE ASIA

By:	/s/ Ted W. Beneski
Name:	Ted W. Beneski
Title:	President Commissioner

INSIGHT EQUITY A.P. X CANADA, LLC

By:	/s/ Ted W. Beneski
Name:	Ted W. Beneski
Title:	Chairman of the Board

INSIGHT EQUITY A.P. X CANADA PARTNERS, LP

By:	Insight Equity A.P. X Canada, LLC
Title:	General Partner

	By:	/s/ Ted W. Beneski
	Name:	Ted W. Beneski
	Title:	Chairman of the Board

VISION-EASE CANADA CO.

By:	/s/ Ted W. Beneski
Name:	Ted W. Beneski
Title:	Chairman of the Board

VISION EASE LENS EUROPE LIMITED

By:
Name:	Rich Faber
Title:	Director

VISION EASE LENS EUROPE LIMITED

By:	/s/ Rich Faber
Name:	Rich Faber
Title:	Director

VISION-EASE LENS LIMITED

By:	/s/ Rich Faber
Name:	Rich Faber
Title:	Director

INSIGHT EQUITY A.P. X COMPANY, LLC

By:
Name:	Ross Gatlin
Title:	Chief Restructuring Officer

Address for Notices for the Borrower and each other Loan Party:

Insight Equity A.P. X. LP 1400 Civic Place, Suite 250 Southlake, Texas 76092 Attn: Theodore W. Beneski Telephone: 817-488-7744 Telecopier: 817-488-7739 Email: tbeneski@insightequity.com

With a copy to:

Hunton & Williams LLP

Energy Plaza, 30th Floor

1601 Bryan Street

Dallas, Texas 75201-3402

Attn:  Robert J. Conner

Telephone:    214-979-3085

Telecopier:    214-880-0011

Email:  rconner@hunton .com

VISION-EASE LENS LIMITED

By:
Name:	Rich Faber
Title:	Director

INSIGHT EQUITY A.P. X COMPANY, LLC

By:	/s/ Ted W. Beneski
Name:	Ted W. Beneski
Title:	Chairman of the Board

Address for Notices for the Borrower and each other Loan Party:

Insight Equity A.P. X, LP 1400 Civic Place, Suite 250 Southlake, Texas 76092 Attn: Theodore W. Beneski Telephone: 817-488-7744 Telecopier: 817-488-7739 Email: tbeneski@insightequity.com

With a copy to:

Hunton & Williams LLP Energy Plaza, 30th Floor 1601 Bryan Street Dallas, Texas 75201-3402 Attn: Robert J. Conner Telephone: 214-979-3085 Telecopier: 214-880-0011 Email: rconner@hunton.com